EXHIBIT 99.1

 NextWave Wireless Announces NASDAQ Panel Decision to Delist Common Stock

SAN DIEGO--(BUSINESS WIRE)--NextWave Wireless Inc. (NASDAQ:  WAVE) (the “Company”) today announced that it received notification on July 21, 2010, that a NASDAQ Listing Qualifications Panel has determined to delist the Company’s securities from The NASDAQ Stock Market, effective with the open of business on July 23, 2010, as a result of the Company’s non-compliance with the minimum $1.00 per share closing bid price requirement.

The Company has been advised by Pink OTC Markets Inc, which operates an electronic quotation service for securities traded over-the-counter, that its securities are immediately eligible for quotation on the OTCQB effective with the open of business on July 23, 2010.  The OTCQB is a market tier for OTC-traded U.S. companies that are registered and reporting with the Securities and Exchange Commission (SEC) or a U.S. banking or insurance regulator.  The Company has also been advised that its shares will continue to trade under the symbol WAVE.  Investors can now view real time stock quotes for WAVE at http://www.otcmarkets.com.

About Pink OTC Markets Inc.
Pink OTC Markets Inc. is a financial information and technology services company that operates an inter-dealer electronic quotation and trading system in the Over-the-Counter, or OTC, securities market. It is not registered with the Securities and Exchange Commission as a stock exchange or a broker-dealer firm.  Investors should contact a broker-dealer firm to trade in a security quoted on the OTCQB or the other OTC markets operated by the Pink OTC Markets Inc.  More information is available at http://www.pinksheets.com.

About NextWave Wireless
NextWave Wireless Inc. is a wireless technology company that develops, produces and markets mobile multimedia and consumer electronic connectivity products including device-embedded software for mobile handsets, client-server media platforms, media sharing software for consumer electronics and pocket-sized mobile broadcast receivers. The company also manages and maintains worldwide wireless spectrum licenses.